Exhibit 99.1

Description of 2008 Executive Officer Cash Incentive Arrangements

(Messrs. Marshall, Kent and Williams)

The target bonus for each participating executive is 30% of the participant’s annual base salary. Half of the target bonus may be earned if individual performance objectives are achieved, regardless of Company performance; one quarter may be earned if the Company’s revenue target is achieved; and one quarter may be earned if the Company’s net income target is achieved. The target bonus based on revenue performance is payable if the Company’s revenue target is fully achieved; payment for this element starts when the Company meets 75% of its revenue target and breakeven profitability. The target bonus based on net income performance is payable if the Company’s net income target is fully achieved; payment for this element starts when the Company meets breakeven profitability. In addition, the Compensation Committee may award discretionary bonuses, not to exceed three times the participant’s annual base salary, if Company revenue and net income targets are exceeded. The Compensation Committee reserves the discretion to reduce or eliminate incentive bonuses if Company revenue and net income targets are not achieved.